Exhibit 99.1

PRESS RELEASE

Cyren Announces Fourth Quarter and Full Year 2019 Financial Results

- - -

Annual revenue increased 7% over prior year

McLean, Va. – March 25, 2020 – Cyren (NASDAQ: CYRN) today announced its fourth quarter and full year 2019 financial results for the period ending December 31, 2019.

During the fourth quarter, Cyren reported quarterly revenues of $9.5 million, compared to $9.5 million during the fourth quarter of 2018. For the full year ended 2019, revenues were $38.4 million compared to $35.9 million in the prior year, which represents a 7% annual increase over 2018.

GAAP net loss for the fourth quarter was $5.3 million, and for the full year 2019, net loss was $18.0 million. Non-GAAP net loss for the quarter improved to $3.3 million and $15.3 million for the full year ended 2019.

“2019 was a transition year for Cyren with new leadership, a revised strategy and more focus on increasing ARR growth, especially in the enterprise market,” said Brett Jackson, CEO of Cyren. “We launched several strategy initiatives in Q4 that we believe will drive more aggressive growth and our team is fully engaged in execution. Despite the current uncertain economic conditions, we believe security will remain a top corporate priority and we are confident that our growth initiatives will positively impact our results over the coming quarters.”

Fourth Quarter and Full Year 2019 Financial Highlights:

●	Revenues for the fourth quarter of 2019 were $9.5 million, compared to $9.5 million during the fourth quarter of 2018. Revenues for the full year were $38.4 million compared to $35.9 million in 2018.

●	GAAP net loss for the fourth quarter of 2019 was $5.3 million, compared to a net loss of $5.6 million in the fourth quarter of 2018. GAAP net loss for the full year ended 2019 was $18.0 million compared to $19.4 million for the full year 2018.

●	GAAP loss per basic and diluted share for the fourth quarter of 2019 was $0.09, compared to a loss of $0.10 per basic and diluted share for the fourth quarter of 2018. GAAP loss per share was $0.33 in 2019 compared to $0.36 in 2018.

●	Non-GAAP net loss for the fourth quarter of 2019 was $3.3 million, compared to a Non-GAAP net loss of $4.4 million for the fourth quarter of 2018. Non-GAAP net loss for the full year 2019 was $15.2 million, a decrease compared to $16.1 million during 2018.

●	Non-GAAP loss per basic and diluted share was $0.06 for the fourth quarter of 2019, compared to a Non-GAAP loss of $0.08 per share in fourth quarter of 2018. Non-GAAP loss per basic and diluted share was $0.28 for 2019 compared to $0.30 per share in 2018.

●	Cash used in operating activities during the fourth quarter of 2019 was $4.6 million, compared to operating cash usage of $5.6 million during the fourth quarter of 2018.

●	Net cash flow for the fourth quarter of 2019 was $2.0 million, compared to $4.0 million during the fourth quarter of 2018.

●	Cash balance as of December 31, 2019, was $11.6 million, compared to $17.6 million as of December 31, 2018. This includes the proceeds of the Rights Offering which closed in November 2019.

For information regarding the non-GAAP financial measures discussed in this release, please see “Use of Non-GAAP Financial Measures” and “Reconciliation of Selected GAAP Measures to Non-GAAP Measures.”

Convertible Debentures:

Subsequent to the end of the quarter, on March 17, 2020, Cyren announced a private placement with a select group of accredited and institutional investors for the purchase of $10.25 million aggregate principal amount of convertible debentures. The debentures are unsecured, subordinated obligations of Cyren and carry a 5.75% interest rate per annum, payable semi-annually in cash or ordinary shares at Cyren's election. The debentures have a four year term and mature in March 2024, unless converted in accordance with their terms prior to maturity. The debentures have a conversion price of $0.75 per share and are convertible into 1,333 ordinary shares per $1,000 principal amount of debentures. The closing of the sale of the debentures was completed on March 19, 2020 and therefore the proceeds of the transaction are not included in the cash balance on the balance sheet as of December 31, 2019.

Financial Results Conference Call:

The company will host a conference call at 10 a.m. Eastern Time (4 p.m. Israel Time) on Wednesday, March 25, 2020 to discuss fourth quarter and full year 2019 results.

U.S. Dial-in Number:	1-877-407-0312
Israel Dial-in Number:	1-80-940-6247
International Dial-in Number:	1-201-389-0899

The call will be simultaneously webcast live on the investor relations section of Cyren’s website at https://ir.cyren.com, or by using the link: https://webcasts.eqs.com/register/cyren2020032510_en/.

For those unable to participate in the live conference call, a replay will be available until April 8, 2020. To access the replay, the U.S. dial in number is 1-877-660-6853 and the non-U.S. dial in number is 1-201-612-7415. Callers will be prompted for replay conference ID number 13699898. An archived version of the webcast will also be available on the investor relations section of the company's website at https://ir.cyren.com/events.

About Cyren:

More than 1.3 billion users around the world rely on Cyren's 100% cloud security solutions to protect them against cyber attacks and data loss every day. Powered by the world's largest security cloud, Cyren (NASDAQ: CYRN) delivers fast time-to-protection with award-winning email security, cloud sandboxing and DNS filtering services for business, and threat intelligence solutions for service providers and security vendors like Microsoft, Google and Check Point. Learn more at www.cyren.com.

Blog: http://blog.cyren.com

Facebook: www.facebook.com/CyrenWeb

LinkedIn: www.linkedin.com/company/cyren

Twitter: www.twitter.com/CyrenInc

Use of Non-GAAP Financial Measures:

Non-GAAP financial measures consist of GAAP financial measures adjusted to exclude: stock-based compensation expenses, amortization of acquired intangible assets, and deferred taxes related to acquisitions, adjustments to earn-out obligations and legal settlements, and capitalization of technology. The purpose of such adjustments is to give an indication of the company's performance exclusive of non-cash charges and other items that are considered by management to be outside of the company's core operating results. The company's non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with the company's consolidated financial statements prepared in accordance with GAAP.

Company management regularly uses supplemental non-GAAP financial measures internally to understand, manage and evaluate the business and make operating decisions.

These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. The company believes this adjustment is useful to investors as a measure of the ongoing performance of the business. The company believes these non-GAAP financial measures provide consistent and comparable measures to help investors understand the company's current and future operating cash flow performance. These non-GAAP financial measures may differ materially from the non-GAAP financial measures used by other companies. Reconciliation between results on a GAAP and non-GAAP basis is provided in a table immediately following the Consolidated Statements of Income. The presentation of this non-GAAP financial information is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP. Management uses both GAAP and non-GAAP measures when evaluating the business internally and therefore felt it important to make these non-GAAP adjustments available to investors.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For example, statements in the future tense, and statements including words such as "expect," "plan," "estimate," "anticipate," or "believe" are forward-looking statements. These statements are based on information available at the time of the press release and the company assumes no obligation to update any of them. The statements in this press release are not guarantees of future performance and actual results could differ materially from current expectations as a result of numerous factors, including our CEO transition, business conditions and growth or deterioration in the internet security market, technological developments, products offered by competitors, availability of qualified staff, and technological difficulties and resource constraints encountered in developing new products, as well as those risks described in the company's publicly filed reports, which are available through www.sec.gov.

Company Contact

Mike Myshrall, CFO

Cyren

+1.703.760.3320

mike.myshrall@cyren.com

CYREN LTD.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars, except per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31
	2019	2018	2019	2018
	Unaudited	Unaudited	Unaudited	Unaudited

Revenues	$9,529	$9,512	$38,391	$35,900

Cost of revenues	4,056	3,856	15,557	14,540

Gross profit	5,473	5,656	22,834	21,360

Operating expenses:

Research and development, net	3,811	4,761	15,801	16,116

Sales and marketing	3,352	4,069	13,825	16,202

General and administrative	3,563	2,192	10,877	8,343

Total operating expenses	10,726	11,022	40,503	40,661

Operating loss	(5,253)	(5,366)	(17,669)	(19,301)

Other income (expense), net	4	6	266	(11)

Financial income (expense), net	(85)	(164)	(727)	(255)

Loss before taxes	(5,334)	(5,524)	(18,130)	(19,567)

Tax benefit	(5)	(48)	112	153

Net loss	$(5,339)	$(5,572)	$(18,018)	$(19,414)

Loss per share - basic and diluted	$(0.09)	$(0.10)	$(0.33)	$(0.36)

Weighted average number of shares outstanding:
Basic and Diluted	57,473	54,023	55,167	53,634

CYREN LTD.

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(in thousands of U.S.dollars, except per share amounts)

	Three months ended		Twelve months ended
	December 31		December 31
	2019	2018	2019	2018
	Unaudited	Unaudited	Unaudited	Unaudited

GAAP gross profit	$5,473	$5,656	$22,834	$21,360
GAAP gross margin	57%	59%	59%	59%
Plus:
Stock-based compensation expense	143	50	241	174
Amortization of intangible assets (1)	888	861	3,252	3,553
Non-GAAP gross profit	6,504	6,567	26,327	25,087
Non-GAAP gross margin	68%	69%	69%	70%

GAAP operating loss	(5,253)	(5,366)	(17,669)	(19,301)
Plus:
Stock-based compensation expense	1,358	409	2,360	1,440
Amortization of intangible assets (1)	1,019	1,008	3,755	4,165
Capitalization of technology	(1,230)	(204)	(3,740)	(2,090)
Settlement of litigation, net	1,078	-	1,078	-
Non-GAAP operating loss	(3,028)	(4,153)	(14,216)	(15,786)

GAAP net loss	(5,339)	(5,572)	(18,018)	(19,414)
Plus:
Stock-based compensation expense	1,358	409	2,360	1,440
Amortization of intangible assets (1)	1,019	1,008	3,755	4,165
Adjustment to earn-out liabilities	-	22	-	97
Amortization of deferred tax assets	(129)	(58)	(299)	(246)
Gain from an earn-out liability settlement	-	-	(256)	-
Settlement of litigation, net	1,078	-	1,078	-
Capitalization of technology	(1,255)	(208)	(3,882)	(2,094)
Non-GAAP net loss	$(3,267)	$(4,399)	$(15,261)	$(16,052)

Numerator for non-GAAP EPS calculation	$(3,267)	$(4,399)	$(15,261)	$(16,052)
Non-GAAP net loss per share	$(0.06)	$(0.08)	$(0.28)	$(0.30)

GAAP weighted-average shares used to
compute net loss per share	57,473	54,023	55,167	53,634

(1) 2019 amount includes $224 of impairment related to R&D, an acquired intangible asset from a prior acquisition.

CYREN LTD.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands of U.S. dollars)

	December 31	December 31
	2019	2018
	Unaudited	Unaudited
Assets
Current Assets:
Cash and cash equivalents	$11,551	$17,571
Trade receivables, net	2,187	3,658
Deferred commissions	948	887
Prepaid expenses and other receivables	819	778
Total current assets	15,505	22,894

Long-term deferred commissions	1,580	1,880
Long-term lease deposits	767	821
Operating lease right-of-use assets	8,695	-
Severance pay fund	659	503
Property and equipment, net	4,410	4,608
Intangible assets, net	8,966	8,802
Goodwill	20,246	20,519
Total long-term assets	45,323	37,133
Total assets	$60,828	$60,027

Liabilities and Shareholders’ Equity
Current Liabilities:
Trade payables	$1,184	$1,668
Employees and payroll accruals	3,427	3,959
Accrued expenses and other liabilities	1,145	910
Operating lease liabilities	1,946	-
Earn-out consideration	-	2,926
Deferred revenues	7,208	5,773
Total current liabilities	14,910	15,236

Deferred revenues	1,956	503
Convertible notes	10,000	10,000
Long-term operating lease liabilities	7,174	-
Deferred tax liability	796	1,130
Accrued severance pay	811	598
Other liabilities	470	700
Total long-term liabilities	21,207	12,931

Shareholders’ equity	24,711	31,860
Total liabilities and shareholders’ equity	$60,828	$60,027

CYREN LTD.

CONDENSED CONSOLIDATED CASH FLOW DATA

(in thousands of U.S. dollars)

	Three months ended		Twelve months ended
	December 31		December 31
	2019	2018	2019	2018
	Unaudited	Unaudited	Unaudited	Unaudited
Cash flows from operating activities:
Net loss	$(5,339)	$(5,572)	$(18,018)	$(19,414)

Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Loss on disposal of property and equipment	(1)	1	-	15
Depreciation	526	422	1,946	1,856
Stock-based compensation	1,358	409	2,360	1,440
Amortization of intangible assets	1,019	1,008	3,755	4,165
Amortization of deferred commissions	2,108	346	1,199	1,351
Amortization of operating lease right-of-use assets	280	-	1,331	-
Interest on convertible notes	144	40	568	40
Other expenses (income) related to the earn-out consideration	-	22	(257)	97
Deferred taxes, net	(140)	(30)	(322)	(182)

Changes in assets and liabilities:
Trade receivables	1,339	(304)	1,535	(596)
Prepaid expenses and other receivables	436	922	(171)	530
Deferred commissions	(2,062)	(510)	(961)	(2,307)
Change in long-term lease deposits	20	5	45	(105)
Trade payables	(495)	(42)	(759)	264
Employees and payroll accruals, accrued expenses and other liabilities	(843)	(162)	(1,028)	516
Deferred revenues	(3,065)	(2,319)	2,932	720
Accrued severance pay, net	(15)	(1)	58	(121)
Operating lease liabilities	(171)	-	(1,246)	-
Other long-term liabilities	277	203	151	274
Net cash used in operating activities	(4,624)	(5,562)	(6,882)	(11,457)

Cash flows from investing activities:

Proceeds from sale of property and equipment	2	1	3	1
Capitalization of technology, net of grants received	(1,234)	(140)	(3,696)	(1,984)
Purchase of property and equipment	(211)	(331)	(1,470)	(3,320)
Net cash used in investing activities	(1,443)	(470)	(5,163)	(5,303)

Cash flows from financing activities:

Proceeds from convertible notes	-	10,000	-	10,000
Proceed from rights offering, net	7,967	-	7,967	-
Payment of earnout liability	-	-	(2,680)	(604)
Proceeds from options exercised	-	117	743	1,393
Net cash provided by financing activities	7,967	10,117	6,030	10,789
Effect of exchange rate changes on cash	110	(62)	(14)	(101)
Increase (decrease) in cash, cash equivalents and restricted cash	2,010	4,023	(6,029)	(6,072)
Cash, cash equivalents and restricted cash at the beginning of the period	10,117	14,133	18,156	24,228
Cash, cash equivalents and restricted cash at the end of the period	$12,127	$18,156	$12,127	$18,156

Reconciliation of cash, cash equivalents and restricted cash as shown in the consolidated statements of cash flow:
Cash and cash equivalents	$11,551	$17,571	$11,551	$17,571
Restricted cash included in long-term restricted lease deposits	576	585	576	585

Total cash, cash equivalents and restricted cash	$12,127	$18,156	$12,127	$18,156